UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 27, 2009 (February 23, 2009)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 23, 2009, Crimson Exploration Inc. issued a press release announcing results of production and drilling activity during the year and quarter ended December 31, 2008 and year end 2008 reserves, together with other selected fourth quarter and year end financial data. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated February 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date: February 27, 2009	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated February 27, 2009

EXHIBIT 99.1

Crimson Exploration Inc. Provides Fourth Quarter 2008 Operational Update

Houston, TX – (BUSINESS WIRE) – February 23, 2009 - Crimson Exploration Inc. (OTCBB: CXPO - News) today announced results of production and drilling activity for the fourth quarter of 2008 and yearend 2008 reserves.

Production Update

Crimson produced an estimated 4.6 Bcfe of natural gas equivalents, or approximately 50,000 Mcfe per day, during the fourth quarter 2008, slightly less than the 4.8 Bcfe, or 52,000 Mcfe per day, produced during the fourth quarter 2007. For the year 2008, Crimson produced an estimated 19.2 Bcfe of natural gas equivalents, or approximately 52,500 Mcfe per day, an approximate 45% increase over the 13.2 Bcfe, or 36,000 Mcfe per day, produced in 2007. At year end 2008, we were producing approximately 49,000 Mcfe per day. The increase in production for the year resulted from a full year of production from the South Texas and Gulf Coast producing assets acquired from EXCO Resources, Inc. in May 2007 and new production from the South Texas assets acquired from Smith Production in May 2008. During 2008, we also added new production through our exploitation drilling program that offset production decline typical for South Texas and Gulf Coast properties, the premature loss of production from the Henderson #2 well in our Liberty County area in the third quarter (4,000 mcfe per day, net), and the hurricane-related deferral of approximately 425,000 net mcfe of production in the third and fourth quarters of 2008. We believe that commodity prices will remain low and that service costs will decline during 2009, and that access to the capital markets will remain limited during the year; therefore, our capital expenditure strategy for 2009 will be to keep expenditures within internally generated cash flow and reduce debt. We currently anticipate capital expenditures to be no more than $25 million in 2009. As a result of our strategy to limit our drilling program in 2009, we currently forecast production for the first quarter of 2009 to average between 46,000 and 50,000 mcfe per day. We will continue to build our inventory of exploitation and exploration opportunities in our South Texas and Texas Gulf Coast assets, but will defer major capital allocation for drilling those opportunities until drilling costs decline, commodity prices rebound and/or the ability to access capital economically improves.

Year-End Proved Reserves

Proved reserves at December 31, 2008, as estimated by our independent reservoir engineering firm (Netherland, Sewell, and Associates), were 132 Bcfe, with an SEC PV10 value of approximately $291 million. Year-end commodity prices used in calculating the present value of our reserves were $41.00 per barrel of oil and $5.71 per mmbtu of natural gas, held flat for the productive life of the reserves. Year-end proved reserves were 88% natural gas and natural gas liquids and 69% developed. At year-end, the proved reserves to production ratio, or R/P, was slightly more than 7 years.

The PV10 value of our proved reserves using the NYMEX futures contract strip prices for oil and natural gas at December 31, 2008 was approximately $427 million dollars. Utilizing yearend strip pricing, yearend proved reserves increase to 138 Bcfe. Unrealized mark to market gain or loss that existed in our financial commodity price hedge contracts was not considered in either estimate of PV10 value at yearend.

As a result of negative reserve revisions related to low commodity prices at the end of 2008, a non-cash impairment expense of $10.2 million was recorded in the fourth quarter, related primarily to our South Louisiana properties.

Drilling Activity

General

Capital expenditures for the fourth quarter of 2008 were approximately $59.7 million, including $33.5 million for exploitation drilling and $25.5 million for leasehold acquisition, primarily related to our East Texas Haynesville Shale play. For the year 2008, our capital expenditures, exclusive of producing property acquisitions, totaled approximately $141.8 million, including $84.0 million for exploitation and exploration drilling and $57.8 million for leasehold acquisition and other expenditures.

Liberty County, Texas

During the fourth quarter we completed drilling and completion operations on two exploitation wells (75.3% WI) in the Felicia area of Liberty County. These wells successfully encountered the prospective Yegua intervals. The wells were connected to sales in October with combined gross peak rate of 1,650 MCFeD. As is common within the area, the wells have been curtailed due to sand production and are being evaluated for sand control operations. During the quarter we also completed the drilling of the E. Schwarz No. 1 exploration well (46.7% WI) near the Willis Marsh Field. The well was temporarily abandoned after not reaching total depth due to mechanical difficulties. This acreage is currently under primary term, and as a result of reduced activity due to market conditions, the sidetrack of this well to test the objective is expected to be done in mid 2009. Finally, a successful sand control completion to restore production on the previously shut-in Catherine Henderson A-6 (68.7% WI) was performed in the third quarter. The well resumed production at a curtailed rate in November, with restoration to full production status in February at a gross rate of 6,300 MCFeD.

Lavaca County, Texas – SW Speaks

In December we completed the Pilgreen #15 exploitation well (36.9% WI) in the Rainbow sand at approximately 13,200 feet, and commenced production at an initial gross rate of approximately 2,000 MCFeD. The well has multiple behind pipe opportunities for future completions.

Brooks County, Texas – Cage Ranch

In Brooks County we drilled and completed three successful wells in the Vicksburg formation. The Cage Ranch 29-1 development well (95.8% WI) had an initial gross production rate of 800 MCFeD with first production in mid-November. The Cage Ranch #30 exploitation well (100% WI) commenced production at the end of December at an initial gross production rate of 3,300 MCFeD. This well also has up-hole behind pipe potential for a future completion. The Cage Ranch 31-1 field delineation well (75% WI) had an initial gross production rate of 1,330 MCFeD in early December and it also has up-hole behind pipe opportunities. The success of these three wells concludes a 100% success rate for the four well program in 2008.

South Texas – Non Operated

During the quarter, we participated in multiple non-operated drilling opportunities. The table below summarizes the activities.

Well	County	WI	Formation	Gross IP Rate	Commencement
Guevara A-2	Zapata	20%	Lobo	1,100 MCFeD	12/08
F Cuellar A-2	Zapata	20%	Lobo	700 MCFeD	12/08
Uribe A-2	Zapata	20%	Lobo	TA’d	—
Samano #53	Starr	25%	Wilcox	1,900 MCFeD	11/08
Samano #54	Starr	25%	Wilcox	1,600 MCFeD	12/08
Richmond#14	Starr	25%	Wilcox	1,000 MCFeD	11/08
Richmond#16	Starr	25%	Wilcox	100 MCFeD	1/09

In Progress

Drilling operations active at year-end included the Swilley #2ST and the Liberty Farms #2ST in Liberty

County to restore production from the Cook Mountain formation after casing failures in the original wellbores. The Swilley #2ST ultimately was a successful operation with a current production rate of 2,700 MCFeD, up from the pre-sidetrack curtailed rate of 2,100 MCFeD. The Liberty Farms #2ST was successfully completed this week and will likely commence producing within a week.

Also in Liberty County we participated in the KMG #4 with Ballard Exploration. The well was at a depth of 10,300’ at year-end and is still in the drilling phase. Also in progress at the end of the quarter were two exploitation wells (25% WI) in the Wattenberg field in Weld County, Colorado. Both appear to be successful Niobrara and Codell completions with first production anticipated in late February at a combined gross rate of 670 MCFeD.

Haynesville Acreage Acquisition

As previously announced, we acquired during the third and fourth quarters of 2008 approximately 13,000 net undeveloped acres in Sabine, Shelby and San Augustine counties, Texas on which we will target the Haynesville Shale, James Lime, and Travis Peak formations. We are currently developing a drilling strategy for this acreage, including unit and well spacing, with the expectation that we will commence our first vertical test during the second quarter of 2009. We will continue to acquire additional acreage that complements our existing position for the remainder of the year, and expect to have an active drilling program in this area by early 2010.

Other – West Texas Barnett/Woodford Shale Acreage

The Company recorded a $7.1 million non-cash exploration expense in the fourth quarter of 2008 related to its 22,400 net acres in the West Texas Barnett/Woodford shale play in Culberson Co, Texas acquired in early 2006 via merger with Core Natural Resources, Inc. The Company decided not to pay significant rentals due in November 2008 and January 2009 required to maintain those leases for the one additional year remaining to expiration.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007 and our Forms 10-Q for the three quarters in 2008 for a further discussion of these risks.

Contact:

Crimson Exploration Inc., Houston, TX
E. Joseph Grady, 713-236-7400
Source:	Crimson Exploration Inc.